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                                                                  CONFORMED COPY





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                          AGREEMENT AND PLAN OF MERGER




                         Dated as of November 11, 1999,




                                      among



                      TRIPOINT GLOBAL COMMUNICATIONS INC.,



                         SIGNAL ACQUISITION CORPORATION



                                       and



                        VERTEX COMMUNICATIONS CORPORATION







--------------------------------------------------------------------------------

                                TABLE OF CONTENTS



                                                                           PAGE

                                    ARTICLE I

                            THE OFFER AND THE MERGER

SECTION 1.01.  The Offer.......................................................2
SECTION 1.02.  Company Actions.................................................4
SECTION 1.03.  The Merger......................................................5
SECTION 1.04.  Closing.........................................................5
SECTION 1.05.  Effective Time..................................................5
SECTION 1.06.  Effects.........................................................6
SECTION 1.07.  Articles of Incorporation
                 and By-laws...................................................6
SECTION 1.08.  Directors.......................................................6
SECTION 1.09.  Officers........................................................6


                                   ARTICLE II

          EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

SECTION 2.01.  Effect on Capital Stock.........................................6
SECTION 2.02.  Exchange of Certificates........................................8


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.  Organization, Standing and Power...............................11
SECTION 3.02.  Company Subsidiaries; Equity
                 Interests....................................................12
SECTION 3.03.  Capital Structure..............................................12
SECTION 3.04.  Authority; Execution and Delivery;
                 Enforceability...............................................14
SECTION 3.05.  No Conflicts; Consents.........................................15
SECTION 3.06.  SEC Documents and Financial Statements.........................17
SECTION 3.07.  Information Supplied...........................................18
SECTION 3.08.  Absence of Certain Changes
                 or Events....................................................19
SECTION 3.09.  Taxes..........................................................20
SECTION 3.10.  Absence of Changes in Benefit Plans............................21
SECTION 3.11.  ERISA Compliance; Excess Parachute
                 Payments.....................................................22


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                                                                              ii


SECTION 3.12.  Litigation.....................................................25
SECTION 3.13.  Compliance with Applicable Laws................................26
SECTION 3.14.  Environmental Matters..........................................27
SECTION 3.15.  Contracts......................................................28
SECTION 3.16.  Title to Properties............................................30
SECTION 3.17.  Intellectual Property..........................................31
SECTION 3.18.  Labor Matters..................................................32
SECTION 3.19.  Brokers........................................................32
SECTION 3.20.  Opinion of Financial Advisor...................................32
SECTION 3.21.  Year 2000 Compliance...........................................32
SECTION 3.22.  Potential Conflicts of Interest................................33


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

SECTION 4.01.  Organization, Standing and Power...............................34
SECTION 4.02.  Sub............................................................34
SECTION 4.03.  Authority; Execution and Delivery;
                 Enforceability...............................................34
SECTION 4.04.  No Conflicts; Consents.........................................35
SECTION 4.05.  Information Supplied...........................................36
SECTION 4.06.  Brokers........................................................36
SECTION 4.07.  Financing......................................................37


                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01.  Conduct of Business............................................37
SECTION 5.02.  No Solicitation................................................41


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

SECTION 6.01.  Preparation of Proxy Statement;
                 Shareholders Meeting.........................................44
SECTION 6.02.  Access to Information;
                 Confidentiality..............................................46
SECTION 6.03.  Reasonable Efforts; Notification...............................47
SECTION 6.04.  Stock Options..................................................48
SECTION 6.05.  Indemnification................................................50
SECTION 6.06.  Fees and Expenses..............................................53
SECTION 6.07.  Public Announcements...........................................54
SECTION 6.08.  Transfer Taxes.................................................54
SECTION 6.09.  Directors......................................................55
SECTION 6.10.  Shareholder Litigation.........................................56


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                                                                             iii


SECTION 6.11.  Compliance of Sub..............................................56


                                   ARTICLE VII

                              CONDITIONS PRECEDENT

SECTION 7.01.  Conditions to Each Party's Obligation to
                 Effect the Merger............................................56


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination....................................................58
SECTION 8.02.  Effect of Termination..........................................60
SECTION 8.03.  Amendment......................................................60
SECTION 8.04.  Extension; Waiver..............................................61
SECTION 8.05.  Procedure for Termination, Amendment,
                 Extension or Waiver..........................................61


                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.01.  Nonsurvival of Representations
                 and Warranties...............................................61
SECTION 9.02.  Notices........................................................61
SECTION 9.03.  Definitions....................................................63
SECTION 9.04.  Interpretation; Disclosure Letters.............................63
SECTION 9.05.  Severability...................................................64
SECTION 9.06.  Counterparts...................................................64
SECTION 9.07.  Entire Agreement; No Third-Party
                 Beneficiaries................................................64
SECTION 9.08.  GOVERNING LAW..................................................65
SECTION 9.09.  Assignment.....................................................65
SECTION 9.10.  Enforcement....................................................65



EXHIBIT A                  Conditions of the Offer...........................A-1


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                                                                  CONFORMED COPY



                                            AGREEMENT AND PLAN OF MERGER dated
                           as of November 11, 1999 among TRIPOINT GLOBAL COMMUNICATIONS INC., a Delaware corporation ("PARENT"), SIGNAL ACQUISITION CORPORATION, a Texas corporation and a wholly owned subsidiary of Parent ("SUB"), and VERTEX COMMUNICATIONS CORPORATION, a Texas corporation (the "COMPANY").


                  WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "OFFER") to purchase all the outstanding shares of common stock, par value $.10 per share, of the Company (the "COMPANY COMMON STOCK"), at a price per share of Company Common Stock of $22.00, net to the seller in cash (such amount, or any greater amount per share paid pursuant to the Offer, the "OFFER PRICE"), on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "MERGER") of Sub into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock not owned directly or indirectly by Parent or the Company shall be converted into the right to receive an amount in cash equal to the Offer Price;

                  WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and certain shareholders of the Company (the "PRINCIPAL SHAREHOLDERS") are entering into an agreement (the "SHAREHOLDER AGREEMENT", and together with this Agreement, the "TRANSACTION AGREEMENTS") pursuant to which the Principal Shareholders will agree to take specified actions in furtherance of the Offer and the Merger; and

                  WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger


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                                                                               2

and also to prescribe various conditions to the Offer and the Merger.

                  NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                            The Offer and the Merger

                  SECTION 1.01. THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof and subject to the conditions set forth in Exhibit A hereto (the "TENDER OFFER CONDITIONS"), as promptly as practicable but in no event later than five business days after the date of the public announcement by Parent and the Company of this Agreement (the "ANNOUNCEMENT DATE"), Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of Rule

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                                                                              3

14d-2 under the
Securities Exchange Act of 1934, as amended (the "EXCHANGE
ACT"), for all the outstanding shares of Company Common Stock at the Offer Price. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject only to the provisions of Article VIII and the Tender Offer Conditions (any of which may be waived by Sub in its sole discretion, except as otherwise provided herein). Sub expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the price per share of Company Common Stock to be paid pursuant to the Offer, (iii) modify or add to the Tender Offer Conditions, (iv) waive the Minimum Tender Condition (except that Sub may waive the Minimum Tender Condition if the failure of such condition to be satisfied results from the failure of the Principal Shareholders to validly tender any Subject Shares, as defined in the Shareholder Agreement, prior to the expiration of the Offer, or from the withdrawal of any Subject Shares prior to the expiration of the Offer) or amend any other term of the Offer in any manner materially adverse to the holders of Company Common Stock or
(v) except as provided below, extend the Offer if all the Tender Offer Conditions have been satisfied. Subject to the terms and conditions hereof, the Offer shall remain open until midnight, New York City time, on the date that is 20 business days after the Offer is commenced (within the meaning of Rule 14d-2 of the Exchange Act); PROVIDED, HOWEVER, that without the prior written consent of the Company, Sub may (A) if at the scheduled initial or any extended expiration date (whether extended pursuant to this clause (A) or otherwise) of the Offer any of the Tender Offer Conditions shall not have been satisfied or waived, extend the Offer for up to five business days from such scheduled initial or extended expiration date, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, (C) if at the scheduled initial or any extended expiration date of the Offer all the Tender Offer Conditions are satisfied and more than 70% but less than 90% of the Fully Diluted Shares (as defined in Exhibit A) have been validly tendered and not withdrawn in the Offer, extend the Offer up to a maximum of 10 additional business days in the aggregate beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence and (D) extend the Offer for any reason for a period of not more than three business days beyond the latest expiration date that would otherwise be permitted under clause (A), (B) or (C) of this sentence. On the terms and subject to the conditions of the Offer and this Agreement, Parent shall cause Sub to, and Sub shall, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

(b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. Parent and Sub shall provide the

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                                                                         4

Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                  (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds sufficient to accept for payment, and pay for, any and all shares of Company Common Stock that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer. Parent and Sub shall comply with the obligations respecting prompt payment pursuant to Rule 14e-1(c) under the Exchange Act.

                  SECTION 1.02. COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by the Transaction Agreements (collectively, the "TRANSACTIONS"), subject, in the case of the Merger, to receipt of the Company Shareholder Approval and subject to withdrawal of such approval and consent if permitted by Section 5.02(b).

                  (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "SCHEDULE 14D-9") containing the recommendations described in Section 3.04(b) and shall mail the Schedule 14D-9 to the holders of Company Common Stock. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                  (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable Law (as defined in Section 3.05(a)), and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall deliver to the Company all copies of such information then in their possession.

                  SECTION 1.03. THE MERGER. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Business Corporation Act (the "TBCA"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.05). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION").

                  SECTION 1.04. CLOSING. The closing (the "CLOSING") of the Merger shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE".

                  SECTION 1.05. EFFECTIVE TIME. Prior to the Closing, the Company shall prepare, and on the Closing Date the Company shall file with the Secretary of State of the State of Texas, articles of merger (the "ARTICLES OF MERGER") executed in accordance with the relevant provisions of the TBCA and shall make all other filings or recordings required under the TBCA. The Merger shall become effective upon issuance of the certificate of merger by the Secretary of State of the State of Texas, or at such later time as Parent and the Company shall


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                                                                               6


agree and specify in the Articles of Merger in accordance with Section 10.03 of the TBCA (the time the Merger becomes effective being the "EFFECTIVE TIME").

                  SECTION 1.06. EFFECTS. The Merger shall have the effects set forth in Article 5.06 of the TBCA.

                  SECTION 1.07. ARTICLES OF INCORPORATION AND BYLAWS. (a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time so that Article Four,
Section 1 of such Articles of Incorporation reads in its entirety as follows:
"The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share." and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

                  (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

                  SECTION 1.08. DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  SECTION 1.09. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.


                                   ARTICLE II

                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                  SECTION 2.01. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any


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                                                                               7


action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

                  (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and non assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (b) CANCELATION OF TREASURY STOCK AND PARENT- OWNED STOCK. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor. Each share of Company Common Stock that is owned by any subsidiary of the Company or Parent (other than Sub) shall automatically be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (c) CONVERSION OF COMPANY COMMON STOCK. (i) Subject to Sections 2.01(b) and 2.01(d), each issued share of Company Common Stock shall be converted into the right to receive an amount in cash equal to the Offer Price, without interest (the "PER SHARE MERGER
         CONSIDERATION").

                  (ii) The cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to collectively as the "MERGER CONSIDERATION". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive cash in an amount equal to the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such certificate, without interest, upon surrender of such certificate in accordance with
         Section 2.02, subject to Section 2.01(d) hereof.

                  (d) DISSENT RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares (the "DISSENT SHARES") of Company Common Stock that are outstanding immediately prior to the Effective Time


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                                                                               8


         and that are held by any person who is entitled to dissent from and properly dissents from this Agreement pursuant to, and who complies in all respects with, Articles 5.11, 5.12, 5.13 and 5.16 of the TBCA, in each case to the extent applicable (the "DISSENT STATUTES"), shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissent Shares shall be entitled to payment of the fair value of such Dissent Shares in accordance with the Dissent Statutes; PROVIDED, HOWEVER, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair value under the Dissent Statutes, then the right of such holder to be paid the fair value of such holder's Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any objections or demands for payment of fair value of Company Common Stock pursuant to the Dissent Statutes received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such objections or demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such objections or demands, or agree to do any of the foregoing.

                  SECTION 2.02. EXCHANGE OF CERTIFICATES. (a) PAYING AGENT. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the "PAYING AGENT") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. At the Effective Time, Parent shall provide to the Paying Agent the aggregate cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to
Section 2.01(c) (such cash being hereinafter referred to as the "EXCHANGE
FUND").

                  (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the "CERTIFICATES") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to
Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions, not inconsistent with this Agreement, as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents, not inconsistent with this Agreement, as may reasonably be required by Parent, Parent shall cause the Paying Agent to pay the holder of such Certificates in exchange therefor cash in an amount equal to the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such Certificate (other than Certificates representing Dissent Shares, Certificates representing shares of Company Common Stock held by Parent or Sub or in the treasury of the Company and Certificates representing shares of Company Common Stock held by any subsidiary of the Company or Parent (other than Sub)), without interest, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to
Section 2.01. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

                  (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (d) LOST CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall be required to pay the Per Share Merger Consideration for each share of Company Common Stock formerly represented by such lost, stolen or destroyed certificate; PROVIDED, HOWEVER, Sub may require the owner of such lost, stolen or destroyed certificate to execute and deliver to the Paying Agent a form of affidavit claiming such Certificate to be lost, stolen or destroyed in form and substance reasonably satisfactory to Sub and the posting by such owner of a bond in such amount as Sub may determine is reasonably necessary as indemnity against any claim that may be made against Sub, Parent, the Company, the Surviving Corporation or the Paying Agent in connection with the Certificate alleged to have been lost, stolen or destroyed.

                  (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this
Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

                  (f) NO LIABILITY. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (g) INVESTMENT OF EXCHANGE FUND. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

                  (h) WITHHOLDING RIGHTS. Parent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.11(b)), or under any applicable provision of state, local or foreign tax Law.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Sub as follows:

                  SECTION 3.01. ORGANIZATION, STANDING AND POWER. The Company and each of its subsidiaries (the "COMPANY SUBSIDIARIES") are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they are organized and have all requisite corporate power and authority and possess all governmental franchises, licenses, permits, authorizations and approvals necessary to enable them to own, lease or otherwise hold their properties and assets and to conduct their businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company and each Company Subsidiary are duly qualified to do business in each jurisdiction where the nature of their businesses or their ownership or leasing of their properties make such qualification necessary, except for failures to be so qualified which, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The term "COMPANY MATERIAL ADVERSE EFFECT," as used in this Agreement, means a material adverse effect on the business, assets, condition

(financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, on the ability of the Company to perform its obligations under the Transaction Agreements or on the ability of the Company to consummate the Offer, the Merger and the other Transactions. The Company has made available to Parent true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "COMPANY CHARTER"), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the "COMPANY BY-LAWS"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

                  SECTION 3.02. COMPANY SUBSIDIARIES; EQUITY INTERESTS. (a) The letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the "COMPANY DISCLOSURE LETTER") lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS").

                  (b) Except for its interests in the Company Subsidiaries and except for the ownership interests set forth in the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

                  SECTION 3.03. CAPITAL STRUCTURE. (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock. At the close of business on November 11, 1999, (i) 5,116,314 shares of Company Common Stock were issued and outstanding, (ii) 119,437 shares of Company Common Stock were held by the Company in its treasury, (iii) 15,000 shares of Company Common Stock were subject to outstanding Company Stock Options (as defined in Section 6.04(e)) under the Company's Outside Directors Stock Option Plan, (iv) 65,800 shares of Company Common Stock were subject to outstanding Company Stock Options under the Company's Stock Option Plan for Key Employees, (v) 589,927 shares of Company Common Stock were subject to outstanding

Company Stock Options under the Company's 1995 Stock Compensation Plan, (vi) 32,000 shares of Company Common Stock were subject to outstanding Company Stock Options under the Company's Non-Employee Directors Stock Option Plan and (vii) 401,800 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (as defined in Section 6.04(e)). Except as set forth above, at the close of business on the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding Company SARs (as defined in Section 6.04(e)) that were not granted in tandem with a related Company Stock Option. All outstanding shares of Company capital stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the TBCA, the Company Charter, the Company By-laws or any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "CONTRACT") to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("VOTING COMPANY DEBT"). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, unit, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company capital stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. Except as set forth in the Company Disclosure Letter or the Filed Company SEC Documents (as defined in Section 3.08), no person is entitled to registration rights with respect to any shares of Company Common Stock.

                  (b) The Company Board or a committee administering the Company Stock Plans has the power and authority to cause (x) the Company Stock Plans to terminate as of the Effective Time and (y) the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to be deleted as of the Effective Time. Following the Effective Time no holder of a Company Stock Option or Company SAR or any participant in any Company Stock Plan or other Company Benefit Plan will have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

                  SECTION 3.04. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement and, except as set forth in the next sentence, the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the consummation of the Merger, to receipt of the Company Shareholder Approval. The Company has duly executed and delivered this Agreement and, assuming due and valid authorization, execution and delivery hereof by Parent and Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditor rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

                  (b) The Board of Directors of the Company (the "COMPANY BOARD"), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving the Transaction Agreements, the Offer, the Merger and the other Transactions, (ii) determining that the terms of the Offer and the Merger and the other Transactions are fair to and in the best interests of the Company's shareholders, (iii) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, (iv) directing that this Agreement be submitted to the Company's shareholders for approval and (v) recommending that the Company's shareholders approve this Agreement; PROVIDED, HOWEVER, that the Company Board may subsequently withdraw its recommendations referred to in this Section 3.04(b) if it is permitted to do so under Section 5.02(b). Such resolutions are sufficient to render the provisions of Article 13.03 of the TBCA inapplicable to Parent and Sub and the Transaction Agreements, the Offer, the Merger and the other Transactions. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to the Transaction Agreements, the Offer, the Merger or any other Transaction.

                  (c) The only vote of holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding Company Common Stock (the "COMPANY SHAREHOLDER APPROVAL") and is only necessary in the event that the number of shares of Company Common Stock tendered pursuant to the Offer represents less than 90% of the issued and outstanding shares of Company Common Stock. The affirmative vote of the holders of Company capital stock, or any of them, is not necessary to approve any Transaction Agreement other than this Agreement or to consummate the Offer or any Transaction other than the Merger.

                  SECTION 3.05. NO CONFLICTS; CONSENTS. (a) Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b) and the receipt of the Company Shareholder Approval, any judgment, order or decree ("JUDGMENT") or statute, law (including common law), ordinance, rule or regulation ("LAW") applicable to the Company or any Company Subsidiary or their respective properties or assets, except in the case of clause (ii) or (iii) where such conflicts, violations or defaults, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                  (b) No consent, approval, license, permit, order or authorization ("CONSENT") of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "GOVERNMENTAL ENTITY") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) the filing of a joint notification pursuant to Section 721(a) of the Defense Production Act of 1950, as amended (the "EXON-FLORIO ACT"), (iii) the filing with the SEC of (A) the
Schedule 14D-9, (B) a proxy or information statement relating to the approval of this Agreement by the Company's shareholders
(the "PROXY STATEMENT"), if such approval is required by Law, (C) any information statement (the "INFORMATION STATEMENT") required under Rule 14f-1 in connection with the Offer and (D) such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with the Transaction Agreements, the Offer, the Merger and the other Transactions, (iv) the filing of the Articles of Merger with the Secretary of State of the State of Texas and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) compliance with and such filings as may be required under applicable Environmental Laws (as defined in Section 3.14(a)), (vi) such filings as may be required in connection with the taxes described in Section 6.08 and (vii) such other consents and filings (the "OTHER COMPANY FILINGS") the failure of which to obtain or make, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or in any manner impede, frustrate, prevent, delay or nullify the consummation of the Transactions.

                  SECTION 3.06. SEC DOCUMENTS AND FINANCIAL STATEMENTS. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since September
30, 1997 (the "COMPANY SEC DOCUMENTS"). As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the
"SECURITIES ACT"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not, at the time such Company SEC Document was filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company
SEC Document has been revised or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The unaudited financial statements of the Company for its fiscal year ended September 30, 1999 (the "1999 COMPANY FINANCIAL STATEMENTS") are set forth in Section 3.06 of the Company Disclosure Letter. The 1999 Company Financial Statements and the consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except as otherwise noted therein including in the related notes and except, in the case of quarterly unaudited statements, as permitted by Form 10-Q of the SEC and, in the case of 1999 Company Financial Statements, the absence of notes that would substantially duplicate disclosure contained in the Filed Company SEC Documents) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of quarterly unaudited statements, to normal year-end audit adjustments). Except as set forth in the 1999 Company Financial Statements and except for liabilities and obligations incurred since the date of the 1999 Company Financial Statements in the ordinary course of business or as set forth in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet or in the notes thereto. None of the Company Subsidiaries is, or has at any time since September 30, 1997 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

                  SECTION 3.07. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9, the Other Filings (as defined in Section 4.04) or the Information Statement will, at the time such document is filed with the SEC or other Governmental Entity, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting (as defined in Section 6.01(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                  SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "FILED COMPANY SEC DOCUMENTS") or in the Company Disclosure Letter, since September 30, 1999, the Company has conducted its business only in the ordinary course of business, and there has not been:

                  (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, other than any event, change, effect or development to the extent attributable to (A) the economy or the securities markets in general, (B) this Agreement or the transactions contemplated hereby or the announcement thereof or (C) the Company's industry in general, and not specifically relating to the Company or the Company Subsidiaries;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company capital stock or any repurchase for value by the Company of any Company capital stock;

                  (iii) any split, combination or reclassification of any Company capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company capital stock;

                  (iv) (A) any granting by the Company or any Company Subsidiary to any director or officer of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with past practice or as was required under employment agreements filed as exhibits to the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any such director or officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements filed as exhibits to the Filed Company SEC Documents, or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, consulting, deferred compensation, indemnification, severance or termination agreement or arrangement with any such director or officer;

                  (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

                  (vi) any material elections with respect to Taxes (as defined in Section 3.09(g)) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

                  SECTION 3.09. TAXES. (a) The Company and each Company Subsidiary have timely filed, or have caused to be timely filed (taking into account any extension of time within which to file) on their behalf, all Tax Returns required to be filed by them, other than those the failure of which to file, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, other than failures to pay which, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                  (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. To the knowledge of the Company and the Company Subsidiaries, no deficiency with respect to any Taxes has been threatened, proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

                  (c) The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Returns have been examined by and settled with the United States Internal Revenue Service for all years through the fiscal year ended September 30, 1994. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

                  (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable and

Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are provided in accordance with GAAP in the 1999 Company Financial Statements) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any tax sharing agreement with another person with respect to Taxes.

                  (e) Other than the consolidated group in which the Company is the parent, neither the Company nor any Company Subsidiary has any liability for the payment of Taxes of any other entity as a result of being a member of an affiliated, consolidated, combined or unitary group or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any Taxes.

                  (f) Neither the Company nor any Company Subsidiary has engaged in any transactions giving rise to deferred gain under Treas. Reg. Section 1.1502-13 that has not actually been included in taxable income for Federal income Tax purposes by the date hereof.

                  (g) For purposes of this Agreement:

                  "TAXES" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

                  "TAX RETURN" means any Federal, state, local, provincial or foreign Tax return, declaration, statement, report, schedule, form or information return or any amended Tax return relating to Taxes.

                  SECTION 3.10. ABSENCE OF CHANGES IN BENEFIT PLANS. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, since September 30, 1998, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, "COMPANY BENEFIT PLANS"). Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, there are not any employment, consulting, deferred compensation, indemnification, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, "COMPANY BENEFIT AGREEMENTS").

                  SECTION 3.11. ERISA COMPLIANCE; EXCESS PARACHUTE PAYMENTS.
(a) The Company Disclosure Letter contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "COMPANY PENSION PLANS"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans and Company Benefit Agreements maintained, or contributed to, by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary is a party, for the benefit of any current or former employees, officers or directors of the Company or any Company Subsidiary. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan and Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plan or Company Benefit Agreement a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan.

                  (b) Except as disclosed in the Company Disclosure Letter, all Company Pension Plans have received favorable determination letters from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the "CODE"), and no such determination letter has been revoked nor, to the knowledge of the

Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. There is no material pending or, to the knowledge of the Company, threatened litigation relating to the Company Benefit Plans.

                  (c) Except as disclosed in the Company Disclosure Letter, no Company Pension Plan, other than any Company Pension Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "COMPANY MULTIEMPLOYER PENSION PLAN"), had, as of the respective last annual valuation date for each such Company Pension Plan, any "unfunded benefit liabilities" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent, and there has been no material adverse change in the financial condition of any Company Pension Plan since its last such annual valuation date. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Company Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). None of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administra tor thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA. None of such Company Benefit Plans and trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the Transactions. Neither the Company nor any Company Subsidiary has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Multiemployer Pension Plan. All contributions and premiums required to be made under the terms of any Company Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Filed Company SEC Documents. Neither any Company Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

                  (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, except as disclosed in the Company Disclosure Letter, (i) no such Company Benefit Plan is unfunded or funded through a "welfare benefit fund" (as such term is defined in Section 419(e) of the Code),
(ii) each such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code and (iii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company Subsidiary on or at any time after the Effective Time. Neither the Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any Company Benefit Plan or Company Benefit Agreement.

                  (e) Except as disclosed in the Company Disclosure Letter, the consummation of the Offer, the Merger or any other Transaction will not (x) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans or Company Benefit Agreements other than pursuant to the provisions of Section 6.04 hereof or (z) result in any breach or violation of, or a default under, any of the Company Benefit Plans or Company Benefit Agreements.

                  (f) Other than payments that may be made to the persons listed in the Company Disclosure Letter (the "PRIMARY COMPANY EXECUTIVES"), any amount or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the Offer, the Merger or any other Transaction (including as a result of termination of employment on or following the Effective Time) by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or Company Benefit Agreement or otherwise would not be characterized as an "excess parachute payment" (as defined in Sec tion 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company or any Company Subsidiary or any other person in the event that the excise tax under Section 4999 of the Code is imposed on such disqualified individual. Set forth in the Company Disclosure Letter is (i) the estimated maximum amount that could be paid to each Primary Company Executive as a result of the Offer, the Merger and the other Transactions under all Company Benefit Plans and Company Benefit Agreements and (ii) the "base amount" (as defined in
Section 280G(b)(3) of the Code) for each Primary Company Executive calculated as of the date of this Agreement.

                  SECTION 3.12. LITIGATION. The Company Disclosure Letter sets forth a true and complete description of all pending, or, to the knowledge of the Company, threatened, material suits, actions, proceedings or Judgments against or affecting the Company or any Company Subsidiary and a summary of the status of and potential liabilities arising from each such suit, action, proceeding and Judgment. Except as set forth in the Company Disclosure Letter or in the Filed Company SEC Documents, there is (i) no investigation or review by any Governmental Entity or self-regulatory authority with respect to the Company or any Company Subsidiary or any of their respective employees or representatives (insofar as any such investigation or review relates to their activities with the Company or any Company Subsidiary) actually pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity or self-regulatory authority indicated to the Company or any Company Subsidiary an intention to conduct the same, (ii) no material claim, action, suit or proceeding (including any claim, action, suit or proceeding pertaining to product liability, patent infringement or bodily injury) pending, or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, the business or assets of the Company or any Company Subsidiary or any of the directors, shareholders, employees or representatives of the Company or any Company Subsidiary (insofar as any such matters relate to their activities with the Company or any Company Subsidiary) at law or in equity, or before any Governmental Entity, arbitrator or arbitration panel and (iii) no outstanding Judgment by which the Company or any Company Subsidiary or their respective business is bound or by which any of the employees or representatives of the Company or any Company Subsidiary is prohibited or restricted from engaging in or otherwise conducting the business of the Company or any Company Subsidiary as presently conducted, except where such investigations, reviews, claims, actions, suits, proceedings or Judgments, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 3.13. COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, the Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws (including the Truth-In-Negotiations-Act, the Procurement Integrity Act, the Foreign Corrupt Practices Act, the Cost Accounting Standards, the Regulations of applicable Governmental Entities governing foreign military sales, export controls, illegal boycotts, national security and any other Laws or orders incorporated expressly, by reference or by operation of Law into, or otherwise applicable to, any Contract or other agreement made with the United States of America (a "GOVERNMENT CONTRACT")). Except as set forth in the Filed Company SEC Documents or in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written notice: (i) since September 30, 1997, of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity (including any qui tam action brought under the Civil False Claims Act alleging any irregularity, misstatement or omission arising under or relating to any Government Contract) relating to the Company or any Company Subsidiary or
(ii) during the past two years, from any Governmental Entity alleging that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. Except as set forth in the Company Disclosure Letter, since September 30, 1997, to the knowledge of the Company, neither the Company nor any Company Subsidiary nor any of their respective officers or directors is or has been the subject of any criminal investigation in respect of any Government Contract. Each of the Company, the Company Subsidiaries and their respective employees has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities ("PERMITS") necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There have occurred no defaults under, or violations of, any such Permit, except for such defaults and violations that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Offer nor the Merger, in and of itself, would cause the revocation or cancelation of any such Permit that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect. This Section
3.13 does not relate to matters with respect to Taxes, which are the subject of
Section 3.09, or to environmental matters, which are the subject of Section
3.14.

                  SECTION 3.14. ENVIRONMENTAL MATTERS. (a) Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, (i) the Company and the Company Subsidiaries are in compliance in all material respects with Environmental Laws, (ii) the Company and the Company Subsidiaries hold and are in compliance in all material respects with all Permits required to conduct their respective businesses and operations under the Environmental Laws, (iii) during the past three years, neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with, or has or may have material liability under, any Environmental Law, (iv) neither the Company nor any Company Subsidiary has entered into or agreed to any Governmental Entity decree, order or agreement and is not subject to any judgment relating to compliance with, or to investigation or cleanup, or to liability, under any Environmental Law, and (v) neither the Company nor any Company Subsidiary, nor, to the knowledge of either the Company or any Company Subsidiary, any predecessor of or former subsidiaries of same, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance, or owned or operated any property or facility in a manner that has given or would reasonably be expected to give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Laws. "ENVIRONMENTAL LAWS" means any applicable Federal, state or local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning health and safety, pollution or protection of the environment or the handling, release, remediation or exposure to Hazardous Substances. "HAZARDOUS SUBSTANCE" means all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants and contaminants including petroleum or any fraction thereof and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                  (b) Except as set forth in the Company Disclosure Letter, no Environmental Law imposes any obligation upon the Company or any Company Subsidiary arising out of or as a condition to the Offer, the Merger or any other Transaction, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of the Company's or any of the Company Subsidiaries' properties under any Environmental Law.

                  SECTION 3.15. CONTRACTS. (a) Except as filed as an exhibit to the Filed Company SEC Documents or as set forth in the Company Disclosure Letter, there are no Contracts that are material to the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Letter or filed as an exhibit to the Filed Company SEC Documents, neither the Company nor any Company Subsidiary is a party to any:

                  (i) Contract that involves performance of services or delivery of goods, materials, supplies or equipment by the Company or any Company Subsidiary with a remaining cost to complete in excess of $250,000;

                  (ii) employee collective bargaining agreement or other Contract with any labor union or employment agreement or employment Contract;

                  (iii) covenant of the Company or a Company Subsidiary not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or other covenant of the Company or a Company Subsidiary restricting the development, manufacture, marketing or distribution of the products and services of the Company or any Company Subsidiary;

                  (iv) Contract or other arrangement with any current or former officer, director or employee of the Company or a Company Subsidiary (other than employment agreements covered by clause (ii) above);

                  (v) (A) continuing Contract for the future purchase of materials, supplies or equipment (other than purchase Contracts and orders for inventory in the ordinary course of business consistent with past practice), (B) management, service, consulting or other similar type of Contract or (C) advertising agreement or arrangement, in any such case which has an aggregate future liability to any person (other than the Company or a Company Subsidiary) in excess of $100,000 and is not terminable by the Company or a Company Subsidiary by notice of not more than 60 days for a cost of less than $50,000;

                  (vi) material license, option or other agreement relating in whole or in part to Intellectual Property (as defined in Section 3.17), including any license or other agreement under which the Company or a Company Subsidiary is licensee or licensor of any such Intellectual Property, except for agreements relating to computer software licensed to the Company or a Company Subsidiary in the ordinary course of business; or

                  (vii) other Contract or commitment to which the Company or any Company Subsidiary is a party or by or to which it or any of its assets or business is bound or subject which has an aggregate future liability to any person (other than the Company or a Company Subsidiary) in excess of $100,000 and is not terminable by the Company or a Company Subsidiary by notice of not more than 60 days for a cost of less than $50,000.

                  (b) Except as disclosed in the Filed Company SEC Documents or set forth in the Company Disclosure Letter, there are no outstanding claims against the Company or any Company Subsidiary, either by the U.S. government or by any prime contractor, subcontractor, vendor or other third party, relating to any Government Contract arising under the Contracts Disputes Act or otherwise. Neither the Company nor any Company Subsidiary has any pending default termination action, open written cure notice or show cause notice (as defined in the Federal Acquisition Regulations Part 49, P. 49.607(a) and (b), respectively) in respect of any Government Contract. Except as disclosed in the Filed Company SEC Documents or set forth in the Company Disclosure Letter, there are no pending written claims or requests for equitable adjustment under any Government Contracts by any Governmental Entities. Neither the Company nor any Company Subsidiary nor any of their respective directors and officers is (or during the past five years has been) suspended or debarred from doing business with the U.S. government or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility for U.S. government contracting. The Company and each Company Subsidiary are in compliance in all material respects with all their obligations relating to any equipment or fixtures owned by any Governmental Entity and loaned, bailed or otherwise furnished to or held by the Company or any Company Subsidiary.

                  SECTION 3.16. TITLE TO PROPERTIES. (a) Except as set forth in the Company Disclosure Letter, the Company and each Company Subsidiary have good and marketable title to, or valid leasehold interests in, all their properties and assets except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with their ability to conduct their businesses as currently conducted. All such assets and properties, other than assets and properties in which the Company or any Company Subsidiary has leasehold interests, are free and clear of all Liens other than those set forth in the Company Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct their businesses as currently conducted.

                  (b) Except as set forth in the Company Disclosure Letter, the Company and each Company Subsidiary have complied in all material respects with the terms of all material leases to which they are parties and under which they are in occupancy, and all such leases are in full force and effect. The Company and each Company Subsidiary enjoy peaceful and undisturbed possession under all such material leases.

                  SECTION 3.17. INTELLECTUAL PROPERTY. Except as set forth in the Company Disclosure Letter, the Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, without payment to any other person, all the patents, trademarks (registered or unregistered), trade names, service marks, copyrights and applications therefor, other proprietary intellectual property rights and computer programs (collectively, "INTELLECTUAL PROPERTY") that is, individually or in the aggregate, material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole, and the consummation of the Transactions will not conflict with, alter or impair any such rights. All Intellectual Property held by the Company and the Company Subsidiaries is valid and enforceable and (i) neither the Company nor any Company Subsidiary is, nor will the Company or any Company Subsidiary be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations hereunder, infringing on or in violation of, and no claims are pending or, to the knowledge of the Company, threatened that the Company or any Company Subsidiary is infringing on or otherwise violating, the rights of any person with regard to any Intellectual Property and (ii) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any Company Subsidiary with respect to any Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries, in each case other than such failures to be valid and enforceable, infringements, violations or claims that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is bound by or a party to any options, licenses or agreements of any kind relating to the Intellectual Property of any other person, except as set forth in the Company Disclosure Letter and except for agreements relating to computer software licensed to the Company or a Company Subsidiary in the ordinary course of business.

                  SECTION 3.18. LABOR MATTERS. Except as set forth in the Company Disclosure Letter, there are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which any of them is bound. To the knowledge of the Company, since September 30, 1997, neither the Company nor any Company Subsidiary has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

                  SECTION 3.19. BROKERS. No broker, investment banker, financial advisor or other person, other than Frost Securities, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Frost Securities, Inc. relating to the Offer, the Merger and the other Transactions.

                  SECTION 3.20. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Frost Securities, Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the holders of Company Common Stock is fair from a financial point of view, a signed copy of which opinion has been delivered to Parent.

                  SECTION 3.21. YEAR 2000 COMPLIANCE. (a) Except as set forth in the Company Disclosure Letter, the computer systems of the Company and the Company Subsidiaries are Year 2000 Compliant (as defined below). All inventory of the Company and the Company Subsidiaries that is, consists of, includes or uses computer software is Year 2000 Compliant. The best current estimates of the Company of capital expenditures to be Year 2000 Compliant are set forth in the Company Disclosure Letter. To the knowledge of the Company, any failure on the part of the customers of and suppliers to the Company and the Company Subsidiaries to be Year 2000 Compliant will not have a Company Material Adverse Effect.

                  (b) The term "YEAR 2000 COMPLIANT", with respect to a computer system or software program, means that such computer system or program will: (i) recognize, process, manage, represent, interpret and manipulate correctly date-related data for dates earlier and later than January 1, 2000; (ii) provide date recognition for any data element without limitation; (iii) function automatically into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000;
(iv) interpret data, dates and time correctly into and beyond the year 2000; (v) not produce noncompliance in existing data, nor otherwise corrupt such data, into and beyond the year 2000; (vi) process correctly after January 1, 2000, data containing dates before that date; and (vii) recognize all "leap year" dates, including February 29, 2000.

                  SECTION 3.22. POTENTIAL CONFLICTS OF INTEREST. Except as disclosed in the Filed Company SEC Documents or set forth in the Company Disclosure Letter, since September 30, 1997 there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. Except as disclosed in the Filed Company SEC Documents or set forth in the Company Disclosure Letter, (i) no officer of the Company or any Company Subsidiary owns, directly or indirectly, any interest in (except stock holdings of publicly held and traded companies solely for investment purposes and not in excess of 1% of the outstanding shares of any such class of securities) or is an officer, director, employee or consultant of any person which is a competitor, lessor, lessee, customer or supplier of the Company and
(ii) no officer or director of the Company or any Company Subsidiary (A) owns, directly or indirectly, in whole or in part, any Intellectual Property which the Company or any Company Subsidiary is using or the use of which is necessary for the business of the Company or the Company Subsidiaries; (B) has any claim, charge, action or cause of action against the Company or any Company Subsidiary, except for claims for accrued vacation pay, accrued benefits under the employee benefit plans maintained by the Company or a Company Subsidiary and similar matters and agreements existing on the date hereof; (C) has made, on behalf of the Company or any Company Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any officer or director of the Company or any Company Subsidiary, or, to the Company's knowledge, a relative of any of the foregoing, is a partner or shareholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies); or
(D) owes any money to the Company or any Company Subsidiary.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

                  SECTION 4.01. ORGANIZATION, STANDING AND POWER. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent or Sub to perform their obligations under the Transaction Agreements or a material adverse effect on the ability of Parent or Sub to consummate the Offer, the Merger and the other Transactions (a "PARENT MATERIAL ADVERSE EFFECT").

                  SECTION 4.02. SUB. (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of the Transaction Agreements, the performance of its obligations hereunder and matters ancillary thereto.

                  (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

                  SECTION 4.03. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver each Transaction Agreement to which it is a party and to consummate the Transactions. The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole shareholder of Sub, has approved the Transaction Agreements. Each of Parent and Sub has duly executed and delivered each Transaction Agreement to which it is a party and, assuming due and valid authorization, execution and delivery thereof by the Company, each such Transaction Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditor rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

                  SECTION 4.04. NO CONFLICTS; CONSENTS. (a) The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms of each Transaction Agreement to which it is a party will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, except in the case of clause (ii) and (iii) where such conflicts, violations and defaults, individually and in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

                  (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of any Transaction Agreement to which Parent or Sub is a party or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing of a joint notification pursuant to the Exon-Florio Act, (iii) the filing with the SEC of
(A) the Offer Documents and (B) such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with the Transaction Agreements, the Offer, the Merger and the other Transactions, (iv) the filing of the Articles of Merger with the Secretary of State of the State of Texas, (v) compliance with and such filings as may be required under applicable Environmental Laws, (vi) such filings as may be required in connection with the Taxes described in Section 6.08, (vii) such of the foregoing as may be required in connection with the financing required to consummate the Offer and the Merger, and to pay related fees and expenses (the "FINANCING"), and (viii) such other consents and filings (the "OTHER PARENT FILINGS", and together with the Other Company Filings, the "OTHER FILINGS") the failure of which to obtain or make, individually and in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or in any manner impede, frustrate, prevent, delay or nullify the consummation of the Transactions.

                  SECTION 4.05. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9, the Other Filings or the Information Statement will, at the time such document is filed with the SEC or other Governmental Entity, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                  SECTION 4.06. BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

                  SECTION 4.07. FINANCING. Parent and Sub will have available all the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and the Merger, as and when needed, and to perform their respective obligations under the Transaction Agreements.


                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  SECTION 5.01. CONDUCT OF BUSINESS. (a) CONDUCT OF BUSINESS BY THE COMPANY. Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement or agreed to in writing by Parent, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business diligently and in the usual, regular and ordinary course of business and in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. The Company and each Company Subsidiary shall maintain its assets and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted, consistent with past practices, and shall maintain in full force and effect current insurance policies or other comparable insurance coverage with respect to the assets and potential liabilities thereof. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement or agreed to in writing by Parent, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, make any material change in personnel, operations or finance, or do any of the following without the prior written consent of Parent:

                  (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distri butions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than pursuant to the provisions of Section 6.04 hereof including any payment of cash pursuant thereto;

                  (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms.

                  (iii) amend the Company Charter, the Company By-laws or other comparable charter or organizational documents other than pursuant to
         Section 1.07 hereof;

                  (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, company, limited liability company, joint venture, association or other business organization or division thereof or (B) any assets that, individually, are in excess of $100,000 or, in the aggregate, are in excess of $300,000, except purchases of inventory in the ordinary course of business consistent with past practice;

                  (v) (A) grant to any officer or director of the Company or any Company Subsidiary any increase in compensation, except in the ordinary course of business consistent with past practice or to the extent required under employment agreements filed as exhibits to the Filed Company SEC Documents, (B) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement filed as an exhibit to the Filed Company SEC Documents, (C) establish, adopt, enter into or amend any Company Benefit Agreement, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Company Benefit Plan or Company Benefit Agreement, other than pursuant to the provisions of Section 6.04 hereof including any payment of cash pursuant thereto;

                  (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

                  (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except (A) sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice and (B) the sale of Vertex Satcom Systems, Inc. on terms, and pursuant to a definitive agreement, approved in writing by Parent (the "SATCOM SALE");

                  (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

                  (ix) make or agree to make any new capital expendi ture or expenditures that, individually, is in excess of $100,000 or, in the aggregate, are in excess of $300,000 in any calendar quarter;

                  (x) make or change any material Tax election or settle or compromise any material Tax liability or refund;

                  (xi) (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the 1999 Company Financial Statements or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any indebtedness that is material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

                  (xii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than for the liquidation of any Company Subsidiary into the Company;

                  (xiii) make or renew, extend, amend, modify, or waive any material provisions of any Contract or commitment or relinquish or waive any material Contract rights or agree to the termination of any material Contract, except in the ordinary course of business consistent with prior practice;

                  (xiv) institute, settle, or agree to settle any action or proceeding pending before any court or other Governmental Entity; or

                  (xv) authorize, or commit or agree to take, any of the foregoing actions.

                  (b) OTHER ACTIONS. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in any Transaction Agreement to which it is a party that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 5.02, any Tender Offer Condition, or any condition to the Merger set forth in Article VII, not being satisfied.

                  (c) ADVICE OF CHANGES. The Company shall promptly advise Parent orally and in writing of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect other than any change or event in (i) the economy or the securities markets in general or (ii) the Company's industry in general, and not specifically relating to the Company or the Company Subsidiaries.

                  SECTION 5.02. NO SOLICITATION. (a) The Company shall, and shall cause its Representatives (as defined below) to, cease immediately all current discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal (as defined in Section 5.02(e)). The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, financial advisor, attorney, accountant or other advisor or representative (collectively, "REPRESENTATIVES") of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; PROVIDED,

HOWEVER, that prior to the earlier to occur of acceptance for payment of shares of Company Common Stock pursuant to the Offer and approval of this Agreement by the shareholders of the Company, the Company may, to the extent that a failure to do so would violate the fiduciary obligations of the Company Board under applicable Law, as determined in good faith by a majority of the Disinterested Directors based on the advice of outside counsel, in response to a Superior Company Proposal (as defined in Section 5.02(e)) that was not solicited by the Company or its Representatives and that did not otherwise result from a breach or a deemed breach of this Section 5.02(a), and subject to compliance with
Section 5.02(c), (x) furnish information with respect to the Company to the person making such Superior Company Proposal pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.02) and (y) participate in discussions or negotiations regarding such Superior Company Proposal. "DISINTERESTED DIRECTOR" means, with respect to any Company Takeover Proposal, any member of the Company Board that is not an affiliate or Representative of the person making such Company Takeover Proposal. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company.

                  (b) Neither the Company, nor the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of the Transaction Agreements, the Offer or the Merger, (ii) approve or cause the Company or any Company Subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each, an "ACQUISITION AGREEMENT") relating to any Company Takeover Proposal or (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to the earlier to occur of acceptance for payment of shares of Company Common Stock pursuant to the Offer and approval of this Agreement by the shareholders of the Company, the Company Board receives a Superior Company Proposal which was not solicited by the Company and which did not otherwise result from a breach of Section 5.02(a), and the Company Board determines in good faith, based on the advice of outside counsel, that the failure to do so would violate its fiduciary obligations under applicable Law, the Company Board may withdraw or modify its approval or recommendation of the Transaction Agreements, the Offer or the Merger; PROVIDED that such determination shall be made at a time that is after the third business day following the receipt by Parent of written notice advising Parent that the Company Board is prepared to accept a Superior Company Proposal, specifying the material terms and conditions of such Superior Company Proposal and identifying the person making such Superior Company Proposal.

                  (c) The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal (including any change to the terms of any such Company Takeover Proposal or inquiry) and the identity of the person making any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status of any such Company Takeover Proposal or inquiry (including any change to the terms of any such Company Takeover Proposal or inquiry) and (ii) provide to Parent copies of all correspondence and other written material sent or provided by any third party to the Company, or by the Company to any third party, in connection with any Company Takeover Proposal, as soon as practicable after receipt or delivery thereof.

                  (d) Nothing contained in Section 5.02(a) or 5.02(b) shall prohibit the Company from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, based on the advice of outside counsel, failure so to disclose would constitute a violation of applicable Law; PROVIDED, HOWEVER, that neither the Company, nor the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Transaction Agreements, the Offer or the Merger (unless it is permitted to do so under Section 5.02(b)) or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

                  (e) For purposes of this Agreement:

                  "COMPANY TAKEOVER PROPOSAL" means any inquiry, proposal or offer for (i) a merger, consolidation, dissolution, recapitalization, liquidation or other business combination involving the Company or any Company Subsidiary,
         (ii) the acquisition by any person in any manner, directly or indirectly, of a number of shares of any class of equity securities of the Company or any Company Subsidiary equal to or greater than 20% of the number of such shares outstanding before such acquisition or (iii) the acquisition by any person in any manner, directly or indirectly, of assets that constitute 20% or more of the net revenues, net income or assets of the Company or any Company Subsidiary, in each case other than the Transactions or the Satcom Sale (the transactions referred to in clauses (i), (ii) and (iii) being referred to herein as "COMPANY TAKEOVER TRANSACTIONS").

                  "SUPERIOR COMPANY PROPOSAL" means any bona fide proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, merger, consolidation, liquidation or dissolution, recapitalization, sale of all or substantially all its assets or otherwise, (i) on terms which the Company Board determines in its good faith judgment to be superior from a financial point of view to the holders of Company Common Stock than the Transactions (based on the written opinion, with only customary qualifications, of the Company's independent financial advisor, which has been provided to Parent), taking into account all the terms and conditions of such proposal, the Transaction Agreements and any proposal by Parent to amend the terms of the Transactions, (ii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such third party and (iii) for which, in the good faith judgment of the Company Board, no regulatory approvals are required, including antitrust approvals, that could not reasonably be expected to be obtained.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  SECTION 6.01. PREPARATION OF PROXY STATEMENT; SHAREHOLDERS' MEETING. (a) If the approval of this Agreement by the Company's shareholders is required by Law, the Company shall, as soon as practicable following the acceptance for payment and purchase of the shares of

Company Common Stock by Sub pursuant to the Offer, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. No filing of, or amendment to, the Proxy Statement will be made by the Company without providing Parent the opportunity to review and comment thereon. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after filing with the SEC.

                  (b) If the approval of this Agreement by the Company's shareholders is required by Law, the Company shall, as soon as practicable following the acceptance for payment and purchase of the shares of Company Common Stock by Sub pursuant to the Offer, duly call, give notice of, convene and hold a meeting of its shareholders (the "COMPANY SHAREHOLDERS' MEETING") for the purpose of seeking the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they vote in favor of the approval of this Agreement and the Company Board shall not condition its submission to the shareholders of this Agreement on any basis; PROVIDED, HOWEVER, that the Company Board may withdraw such recommendation if it is permitted to do so under Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a shareholders' meeting in accordance with Article 5.16 of the TBCA.

                  (c) Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Sub or any other subsidiary of Parent to be voted in favor of the approval of this Agreement.

                  SECTION 6.02. ACCESS TO INFORMATION; CONFIDENTIALITY. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice the Company shall, and shall cause each Company Subsidiary to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during reasonable business hours to (i) all their respective properties, books, contracts, commitments, personnel and records and other information and business documents, (ii) customers of the Company or any Company Subsidiary as may reasonably be designated by Parent and (iii) the premises of the Company and the Company Subsidiaries for the purpose of inspecting the assets and facilities of any such entity and the condition thereof, provided that access to the premises shall be permitted only with the prior consent of the Company (which consent shall not be unreasonably withheld). During the period prior to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request. Without limiting the generality of the foregoing, the Company shall, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a shareholder of the Company would be entitled under Article 2.44 of the TBCA (assuming such holder met the requirements of such section). During the period prior to the Effective Time, Parent will have the reasonable cooperation of the Company in confirming the nature of the relationships between the Company or any Company Subsidiary and their respective customers and suppliers, including whether or not such relationships are satisfactory and whether or not such relationships are expected to continue after the Merger. The Company shall have the right to have a representative present at all times of any such inspections, interviews and communications conducted by Parent or its representatives. Neither any investigation conducted by Parent or its representatives pursuant to this
Section 6.02 nor the results thereof shall affect any representation or warranty of the Company contained in this Agreement or the ability of Parent to rely thereon. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated September 28, 1999, between the Company and Parent (the "CONFIDENTIALITY AGREEMENT").

                  SECTION 6.03. REASONABLE EFFORTS; NOTIFICATION. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Transaction Agreements or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements; PROVIDED, HOWEVER, that Parent shall not be required to consent to any action described in paragraph (a) of Exhibit A to this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or the Transaction Agreements, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transaction Agreements, take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions and (iii) cooperate with Parent and Sub in the arrangements for obtaining the Financing. Nothing in this Agreement shall be deemed to require Parent to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any asset or collection of assets of the Company, Parent or any of their respective subsidiaries or affiliates. Notwithstanding the foregoing, the Company shall not be prohibited under this Section 6.03(a) from taking any action permitted by Section 5.02.

                  (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in any Transaction Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Transaction Agreements.

                  SECTION 6.04. STOCK OPTIONS. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company Stock Options and all outstanding Company SARs to provide that (i) each outstanding Company Stock Option may be exercised, whether or not such Company Stock Option is vested, immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, contingent on and subject to the consummation of the Offer, PROVIDED that the shares of Company Common Stock issued upon such exercise are tendered into the Offer and not withdrawn and (ii) each Company Stock Option and Company SAR outstanding that is not exercised prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer shall be canceled effective immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer with the holder thereof becoming entitled to receive an amount of cash equal to the product of (x) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option or Company SAR, multiplied by
(y) the number of shares of Company Common Stock issuable pursuant to the unexercised portion of such Company Stock Option or Company SAR; PROVIDED, HOWEVER, that no cash payment shall be made with respect to any Company SAR that is related to a Company Stock Option in respect of which such a cash payment is made. All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes or proof of eligibility of exemption therefrom and shall be paid at or as soon as practicable following the Effective Time, but in any event within one business day following the Effective Time, without interest.

                  (b) The Company shall use its best efforts to obtain all consents of the holders of the Company Stock Options, if such consents are determined to be necessary to effectuate the foregoing as mutually agreed by Parent and the Company. The cancelation of a Company Stock Option in exchange for the cash payment described in this Section 6.04 shall be deemed a release of any and all rights the holder of such Company Stock Option had or may have had in respect thereof, and any necessary consents from all such holders shall so provide. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Company Stock Option until all necessary consents are obtained.

                  (c) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall take or cause to be taken such actions as are required to cause (x) the Company Stock Plans to terminate as of the Effective Time and (y) the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to be deleted as of the Effective Time. The Company shall ensure that following the Effective Time no holder of a Company Stock Option or Company SAR or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

                  (d) The Company shall take or cause to be taken all actions required to cause the TIW Systems, Inc. Stock Bonus Plan to be amended as of immediately prior to the Effective Time to provide that, in the event the Company Common Stock ceases to be readily tradable (within the meaning of Q/A-2(d)(1)(iv)(A) of Treas. Reg. Section 1.411(d)-4), distributions of benefits under such plan shall be in the form of cash; PROVIDED that the foregoing shall not apply in the event that prior to the Effective Time (i) such plan has received a favorable determination letter from the Internal Revenue Service in respect of the termination of the plan, (ii) such plan has been terminated and
(iii) all benefits payable under such plan have been paid in full to each plan participant and beneficiary entitled to receive benefits in respect of the termination of such plan.

                  (e) In this Agreement:

                  "COMPANY STOCK OPTION" means any option to purchase Company Common Stock granted under any Company
         Stock Plan.

                  "COMPANY SAR" means any stock appreciation right linked to the price of Company Common Stock and granted under any Company Stock Plan.

                  "COMPANY STOCK PLANS" means the Company's 1995 Stock Compensation Plan, the Company's Stock Option Plan for Key Employees, the Company's Non-Employee Directors Stock Option Plan and the Company's Outside Directors Stock Option Plan, in each case as amended from time to time.

                  SECTION 6.05. INDEMNIFICATION. (a) For six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall honor all the Company's obligations to indemnify, defend and hold harmless the present and former officers and directors] of the Company and the Company Subsidiaries and the other individual identified as an indemnified party in the Company Disclosure Letter (each an "INDEMNIFIED PARTY") against losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement PROVIDED that any such settlement is effected with the written consent of Parent or the

                                                                       51
Surviving Corporation, which consent shall not unreasonably be withheld) arising out of actions or omissions occurring at or prior to the Effective Time ("LOSSES") to the extent such obligations of the Company exist under the TBCA, the terms of the Company Charter or the Company By-laws, in each case as in effect on the date of this Agreement, or under any Indemnification Agreement between the Company or any Company Subsidiary, as applicable, and the Indemnified Party that has been filed as an exhibit to the Filed Company SEC Documents or that has been previously delivered to Parent and is listed in the Company Disclosure Letter; PROVIDED that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

                  (b) (i) Promptly after the receipt by any Indemnified Party of notice of any claim, the Indemnified Party will give the Surviving Corporation written notice of such claim or the commencement of such action or proceeding and shall permit the Surviving Corporation to assume the defense of any such claim or any proceeding or litigation resulting from such claim, unless the action or proceeding seeks an injunction or other similar relief against the Indemnified Party or there is a conflict of interest (requiring separate representation under applicable principles of professional responsibility) between the Indemnified Party and the Surviving Corporation in the conduct of the defense of such action. Failure by the Surviving Corporation to notify the Indemnified Party of the Surviving Corporation's election to defend any such proceeding or action within a reasonable time, but in no event more than 10 days after written notice thereof shall have been given to the Surviving Corporation, shall be deemed a waiver by the Surviving Corporation of its right to defend such action. Failure by the Indemnified Party to notify the Surviving Corporation of any claim for indemnification shall not relieve the Surviving Corporation of any liability that the Surviving Corporation may have to the Indemnified Party, except to the extent the Surviving Corporation demonstrates that the defense of such claim or action has been prejudiced thereby.

                  (ii) If the Surviving Corporation assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to the Indemnified Party, the obligations of the Surviving Corporation as to such claim shall be limited to the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnified Party harmless against any Losses to the extent required by this Section 6.05. The Indemnified Party may participate, at the Indemnified Party's expense, in the defense of such claim or litigation PROVIDED that the Surviving Corporation shall direct and control the defense of such claim or litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Surviving Corporation shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment or enter into any settlement, unless the Indemnified Party shall be fully released and discharged, except with the written consent of the Indemnified Party.

                  (iii) If the Surviving Corporation shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as the Indemnified Party may deem appropriate and reasonably satisfactory to the Surviving Corporation. The Surviving Corporation shall promptly reimburse the Indemnified Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation; PROVIDED, HOWEVER, that the Surviving Corporation shall be required to reimburse such amounts only after receiving an undertaking from the Indemnified Party to repay such amounts if it is determined that the Indemnified Party is not entitled to indemnification therefor. The Surviving Corporation shall not be liable for any Losses resulting from any settlement or compromise of, or offer to settle or compromise, any claim or litigation or other action without the prior written consent of the Surviving Corporation, which consent shall not be unreasonably withheld.

                  (c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 6.05.

                  (d) The provisions of this Section 6.05 are (i) intended to be for the benefit of, and to be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                  SECTION 6.06. FEES AND EXPENSES. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                  (b) In the event that (1) (A) a Company Takeover Proposal shall have been made known to the Company or shall have been made directly to its shareholders or any person shall have announced an intention (whether or not conditional) to make a Company Takeover Proposal, (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(ii), 8.01(b)(iii) or 8.01(c) and (C) within 12 months after such termination a Company Takeover Transaction is consummated or the Company (or one or more Company Subsidiaries representing in the aggregate 20% or more of the net revenues, net income or the assets of the Company and the Company Subsidiaries, taken as a whole) enters into an Acquisition Agreement with respect to, approves or recommends a Company Takeover Transaction or (2) this Agreement is terminated by the Company pursuant to
Section 8.01(e) or by Parent or Sub pursuant to Section 8.01(d), then the Company shall promptly, but in no event later than, in the case of clause (1), the date of the earliest to occur of such consummation, approval or recommendation of a Company Takeover Transaction or the entering into of such Acquisition Agreement, or in the case of clause (2), the date of such termination, pay to Parent a fee equal to $3,840,000 (three million eight hundred forty thousand dollars) (the "TERMINATION FEE"), payable by wire transfer of same day funds.

                  (c) If the Company is required to pay to Parent a fee pursuant to Section 6.06(b), the Company shall reimburse Parent and Sub for all their out-of-pocket expenses actually incurred in connection with the Transaction Agreements, the Offer, the Merger and the other Transactions in an amount not to exceed $640,000 (six hundred forty thousand dollars). Such reimbursement shall be paid upon demand following termination of this Agreement.

                  (d) The Company acknowledges that the agreements contained in this Section 6.06 are an integral part of the Transactions, and that, without these agreements, Parent and Sub would not enter into the Transaction Agreements. Accordingly, if the Company fails promptly to make a payment due pursuant to this Section 6.06, and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company, the Company shall pay to Parent and Sub their reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 6.06 at the prime rate of First Union National Bank in effect on the date such payment was required to be made. The Company acknowledges and agrees that the payment of any amounts due pursuant to this Section 6.06 shall not constitute the exclusive remedy of Parent and Sub under the Transaction Agreements. Without limiting the generality of the foregoing, in the event of a breach or deemed breach by the Company of
Section 5.02, Parent and Sub shall be entitled to the remedies set forth in
Section 9.10, including an injunction, and all other remedies available at law or in equity to which Parent and Sub are entitled.

                  SECTION 6.07. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. Within three business days after the Announcement Date, the Company shall issue a press release, in the form previously delivered to Parent, reporting its results for the fiscal year ended September 30, 1999, and, as promptly as practicable but in no event later than three business days after the Announcement Date, the Company shall file such press release with the SEC as an exhibit to a Current Report on Form 8-K.

                  SECTION 6.08. TRANSFER TAXES. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("TRANSFER TAXES") incurred in connection with the Transactions shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and any information with respect to such property that is reasonably necessary to complete such Tax Returns.

                  SECTION 6.09. DIRECTORS. Promptly upon the acceptance for payment of, and payment by Sub for, any shares of Company Common Stock pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Company Board as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Sub plus the number of shares of Company Common Stock otherwise owned by Sub or any other subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause Sub's designees to be so elected; PROVIDED that in the event that Sub's designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least two directors who are Directors on the date of this Agreement and who are not officers of the Company (the "INDEPENDENT DIRECTORS"); and PROVIDED FURTHER that in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who are not current or former officers, shareholders or affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (PROVIDED that Sub shall have provided to the Company on a timely basis all information required to be included in the

Information Statement with respect to Sub's designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company Board as provided above. Notwithstanding anything in this Agreement to the contrary, in the event Sub's designees are elected to the Company Board, after such election and prior to the Effective Time, (i) the affirmative vote of a majority of the Independent Directors shall be required in addition to any required approval by the full Company Board to (A) amend or terminate this Agreement on behalf of the Company, (B) waive any of the Company's rights, benefits or remedies under this Agreement or (C) extend the time for performance of Sub's obligations hereunder and (ii) the Independent Directors shall have the power, acting together, to exercise any right of the Company under this Agreement that the Company otherwise fails to exercise to the extent that the failure to exercise such right would materially adversely affect the holders of shares of Company Common Stock other than Parent, Sub and their respective subsidiaries and affiliates.

                  SECTION 6.10. SHAREHOLDER LITIGATION. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to any Transaction and the Company shall not agree to any such settlement without Parent's consent.

                  SECTION 6.11. COMPLIANCE OF SUB. Parent shall cause Sub to comply with all of Sub's obligations under the Transaction Agreements. Parent hereby guarantees the performance of Sub's obligations under the Transaction Agreements.


                                   ARTICLE VII

                              Conditions Precedent

                  SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                           (a)  SHAREHOLDER APPROVAL.  If required by
         Law, the Company shall have obtained the Company
         Shareholder Approval.

                           (b) ANTITRUST. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and the period of time for any applicable review process by the Committee on Foreign Investment in the United States ("CFIUS") under the Exon-Florio Act shall have expired and CFIUS shall not have taken any action or made any recommendation to the President of the United States to block or prevent the consummation of the Offer or the Merger. Any consents, approvals and filings under any foreign antitrust Law, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made.

                           (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that prior to asserting this condition, subject to Section 6.03, the party asserting such condition shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

                           (d) PURCHASE OF COMMON STOCK. Sub shall have
previously accepted for payment and paid for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer; provided that this condition shall be deemed satisfied with respect to the obligation of Parent and Sub to effect the Merger if Sub fails to accept for payment or pay for shares of Company Common Stock pursuant to the Offer in violation of this Agreement.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Shareholder Approval PROVIDED that if shares of Company Common Stock are accepted for payment pursuant to the Offer, neither Parent nor Sub may terminate this Agreement or abandon the Merger except pursuant to clause (a),
(b)(i) or (b)(iii) below:

                           (a) by mutual written consent of Parent, Sub and the Company;

                           (b) by either Parent or the Company:

                                    (i) if any court of competent jurisdiction
                  or other Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable;

                                    (ii) if (A) as a result of the failure of
                  any of the Tender Offer Conditions, (1) Sub shall have failed to commence the Offer within 20 days following the date of this Agreement or (2) the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any shares of Company Common Stock pursuant to the Offer or (B) Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer prior to March 11, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available (x) to the Company as a result of the occurrence of any event set forth in paragraph (d) of Exhibit A to this Agreement or (y) to any party whose failure to fulfill any of its obligations under the Transaction Agreements results in the failure of any Tender Offer Condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty of such party contained in any Transaction Agreement; or

                                    (iii) if, upon a vote at a duly held meeting
                  to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained; PROVIDED, HOWEVER, that this Agreement may not be terminated by Parent pursuant to this clause (iii) if Parent or Sub is in breach of Section 6.01(c);

                           (c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a Tender Offer Condition and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach;

                           (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Exhibit A to this Agreement; or

                           (e) by the Company if the Company Board withdraws or modifies its approval or recommendation of the Transaction Agreements, the Offer or the Merger in accordance with Section 5.02(b); PROVIDED that, in order for the termination of this Agreement pursuant to this paragraph (e) to be deemed effective, the Company shall have complied with all the provisions of Section 5.02, including the notice provisions therein, and with all applicable requirements, including payment of the Termination Fee, of Section 6.06.

                  SECTION 8.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in
Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, other than Section 3.19, Section 4.06, the last two sentences of Section 6.02, Section 6.06, this Section 8.02 and
Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the material breach by a party of any representation, warranty or covenant set forth in any Transaction Agreement.

                  SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; PROVIDED, HOWEVER, that after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  SECTION 8.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03 and except as otherwise specifically provided in this Agreement, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  SECTION 8.05. PROCEDURE FOR TERMINATION, AMEND MENT, EXTENSION OR WAIVER. Except as otherwise provided in Section 6.09 hereof, termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                   ARTICLE IX

                               GENERAL PROVISIONS

                  SECTION 9.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. Without limiting the generality of the foregoing, the covenants and agreements set forth in Section 2.01(d) (Dissent Rights), Section 2.02 (Exchange of Certificates) and
Section 6.05 (Indemnification) shall survive the Effective Time to the extent specified therein).

                  SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses

(or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Sub, to:

                           TriPoint Global Communications Inc.
                           565 Fifth Avenue
                           New York, New York  10017
                           Attention: Jack Haegele
                           Telephone: (212) 850-8500
                           Facsimile: (212) 850-8503

                           with a copy to:

                           TriPoint Global Communications Inc.
                           565 Fifth Avenue
                           New York, New York  10017
                           Attention: Stephen Green, Esq.
                           Telephone: (212) 850-8500
                           Facsimile: (212) 850-8503

                           and to:

                           Cravath, Swaine & Moore
                           825 Eighth Avenue
                           New York, New York  10019
                           Attention: Faiza J. Saeed, Esq.
                           Telephone: (212) 474-1454
                           Facsimile: (212) 765-0995

                  (b)  if to the Company, to:

                           Vertex Communications Corporation
                           2600 N. Longview Street
                           Kilgore, Texas  75662
                           Attention: J. Rex Vardeman
                           Telephone: (903) 984-0555
                           Facsimile: (903) 984-2090

                           with a copy to:

                           Thompson & Knight L.L.P.
                           1700 Pacific Avenue, Suite 3300
                           Dallas, Texas  75201
                           Attention: William F. Pyne, Esq.
                           Telephone: (214) 969-1771
                           Facsimile: (214) 969-1751

                  SECTION 9.03.  DEFINITIONS.  For purposes of this
Agreement:

                  An "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                  "IN THE ORDINARY COURSE OF BUSINESS", with respect to any action, means such action is:

                  (a) consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person;

                  (b) not required to be authorized by the Board of Directors of such person; and

                  (c) similar in nature and magnitude to actions customarily taken, without any authorization by the Board of Directors, in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business as such person.

                  A "PERSON" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

                  A "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least 50% of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                  SECTION 9.04. INTERPRETATION; DISCLOSURE LETTERS. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE", "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "WITHOUT LIMITATION". Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed only for the purposes of the specific Section of this Agreement to which such section relates. If the same item is required to be disclosed in more than one section of the Company Disclosure Letter, such item may be fully described in the principal section to which such item relates and incorporated into another section by a specific cross reference in such other section to the section in which such item is fully described. Nothing in the Company Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Company Disclosure Letter identifies the exception with reasonable particularity. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty concerns the existence of the document or other item itself or the copy adequately describes the matter at issue).

                  SECTION 9.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

                  SECTION 9.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 9.07. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, taken together with the Company Disclosure Letter, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Article II, and Section 6.05, is not intended to confer upon any person other than the parties any rights or remedies.

                  SECTION 9.08. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Texas are mandatorily applicable to the Merger and to the rights of dissenting Company shareholders, if any.

                  SECTION 9.09. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by opera tion of law or otherwise by any of the parties without the prior written consent of the other parties, except that (i) Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or any assignee of Parent pursuant to clause (ii) of this sentence, or to any direct or indirect wholly owned subsidiary of Parent or such assignee, but no such assignment shall relieve Sub of any of its obligations under this Agreement and (ii) Parent may assign, upon notice to the Company prior to or immediately following such assignment, its rights and obligations hereunder to any of its corporate affiliates, but no such assignment shall relieve Parent of its obligations hereunder if its assignee does not perform such obligations. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 9.10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of any Transaction Agreement in any New York state court or any Federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in the State of New York in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any New York state court or any Federal court sitting in the State of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Agreement or any Transaction.

                  IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                    TRIPOINT GLOBAL COMMUNICATIONS INC.,

                                      by /s/ Jack Haegele
                                         ------------------------------
                                         Name:  Jack Haegele
                                         Title: Chief Executive Officer


                                    SIGNAL ACQUISITION CORPORATION,

                                      by /s/ Jack Haegele
                                         ------------------------------
                                         Name:  Jack Haegele
                                         Title: Chief Executive Officer


                                    VERTEX COMMUNICATIONS CORPORATION,

                                      by /s/ J. Rex Vardeman
                                            ------------------------------
                                            Name:  J. Rex Vardeman
                                            Title: President and
                                                   Chief Executive Officer

                                                                       EXHIBIT A





                             CONDITIONS OF THE OFFER

                  Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent at least a majority of the Fully Diluted Shares (the "MINIMUM TENDER CONDITION"), (ii) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated and (iii) the period of time for any applicable review process by CFIUS under the Exon-Florio Act shall have expired and CFIUS shall not have taken any action or made any recommendation to the President of the United States to block or prevent the consummation of the Offer or the Merger. The term "FULLY DILUTED SHARES" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to commence the Offer, accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, (x) with the consent of the Company or (y) without the consent of the Company if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

                           (a) there shall be pending or threatened any suit, action or proceeding by any Governmental Entity, or by any other person that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other Transaction, or seeking to obtain from the Company, Parent or Sub or any of their respective subsidiaries or affiliates any damages that are material in relation to the Company and the Company Subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or affiliates, as a result of the Offer, the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company, or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries;

                           (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer, the Merger or any other Transaction, in either such case by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

                           (c) since the date of execution of the Agreement, there shall have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, other than any event, change, effect or development to the extent attributable to (i) the economy or the securities markets in general, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof or
         (iii) the Company's industry in general, and not specifically relating to the Company or the Company Subsidiaries;


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                                                                               3


                           (d)(i) it shall have been publicly disclosed or Parent shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 35% of the outstanding shares of the Company Common Stock has been acquired by another person or (ii)(A) the Company or any of its directors or officers shall have breached Section 5.02 of this Agreement (other than an immaterial breach), (B) the Company Board shall have withdrawn or modified its approval or recommendation of the Transaction Agreements, the Offer or the Merger, (C) the Company or any of its directors or officers shall have made any disclosure to the shareholders of the Company permitted pursuant to Section 5.02(d) of this Agreement that has the effect of (x) withdrawing, modifying or changing the approval or recommendation of the Company Board or any committee thereof of the Transaction Agreements, the Offer, the Merger or the other Transactions in a manner adverse to Parent or Sub, (y) approving or recommending to the shareholders of the Company a Company Takeover Proposal or (z) approving or recommending that the shareholders of the Company tender their shares of Company Common Stock into any tender offer or exchange offer that is a Company Takeover Proposal or is related thereto, or (D) the Company Board shall have failed to reaffirm publicly and unconditionally its recommendation to the Company's shareholders that they accept the Offer and give the Company Shareholder Approval by midnight, New York City time, on the third business day following Parent's written request to do so (which request may be made at any time that a Company Takeover Proposal is pending), which public reaffirmation must also include the unconditional rejection of such Company Takeover Proposal;

                           (e) any representation or warranty of the Company in any Transaction Agreement that is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, as of the date of this Agreement and as of the scheduled or extended expiration of the Offer, except to the extent such representation or warranty expressly relates to an earlier date (in which case on and as of such earlier date);


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                                                                               4


                           (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under any Transaction Agreement; or

                           (g) this Agreement shall have been terminated in accordance with its terms.

                  The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.